Exhibit 99.2

CONTACTS:

Shelly Doran                           317.685.7330   Investors

Les Morris                                      317.263.7711   Media

SIMON PROPERTY GROUP, L.P. COMMENCES
CASH TENDER OFFER FOR ANY AND ALL OF THE

5.300% SENIOR NOTES DUE 2013, 6.750% SENIOR

NOTES DUE 2014 AND 5.625% SENIOR NOTES DUE 2014

Indianapolis, Indiana — August 9, 2010…..Simon Property Group, Inc. (NYSE:SPG) announced today that its operating partnership subsidiary, Simon Property Group, L.P. (the “Operating Partnership”), has commenced a tender offer to purchase for cash any and all of its senior notes in the three series listed in the table below (the “Notes”).

The tender offer will expire at 5:00 p.m., New York City time, on August 16, 2010, unless extended (such time and date, as the same may be extended, the “Expiration Time”).  The terms and conditions of the tender offer are set forth in an Offer to Purchase dated August 9, 2010 and a related Letter of Transmittal, which together constitute the “Offer”.  Holders of the Notes are urged to read carefully the Offer to Purchase and Letter of Transmittal before making any decision with respect to the Offer.

The following table summarizes the pricing terms of the Offer:

Title of Security	CUSIP Numbers	Principal Amount Outstanding	U.S. Treasury Reference Security	Bloomberg Reference Page	Fixed Spread (basis points)
5.300% Senior Notes due 2013	828807BY2	$700,000,000	1.00% due July 15, 2013	PX5	60
6.750% Senior Notes due 2014	828807CB1	$1,100,000,000	1.75% due July 31, 2015	PX6	75
5.625% Senior Notes due 2014	828807BD8/ 828807BF3	$500,000,000	1.75% due July 31, 2015	PX6	65

The purchase price (the “Purchase Price”) payable for each $1,000 principal amount of each series of the Notes validly tendered and accepted for payment pursuant to the Offer will be determined in the manner described in the Offer to Purchase by reference to the applicable fixed spread listed above over the yield to maturity of the applicable U.S. Treasury Reference Security in the table, calculated as of 2:00 p.m., New York City time, on the date on which the Offer expires.  In addition to the Purchase Price, the Operating Partnership will also pay accrued and unpaid interest on Notes purchased up to, but not including, the settlement date.  The settlement date is expected to be promptly after the Expiration Time.

To be eligible to receive the Purchase Price, holders of Notes must validly tender and not validly withdraw their Notes prior to the Expiration Time.  Notes tendered may be validly withdrawn at any time prior to the Expiration Time, by following the procedures described in the Offer to Purchase.

The obligation of the Operating Partnership to accept for purchase and to pay the Purchase Price and the accrued and unpaid interest on Notes purchased pursuant to the Offer is not subject to any minimum tender condition, but is subject to satisfaction or waiver of certain other conditions described in the Offer to Purchase.  The Offer is expressly conditioned on the Operating Partnership’s ability to consummate its offering of a new series of senior notes on terms reasonably satisfactory to the Operating Partnership, as more fully described in the Offer to Purchase.  The Operating Partnership intends to use the net proceeds of that offering together with cash on hand to fund purchases of the Notes pursuant to the Offer.

The complete terms and conditions of the Offer are set forth in the Offer to Purchase and the Letter of Transmittal, copies of which may be obtained from Global Bondholder Services Corporation, the Information Agent for the Offer, by calling (866) 470-3900 (toll free) or (212) 430-3774 (collect).

Deutsche Bank Securities, J.P. Morgan Securities, Banc of America Securities LLC, and Credit Suisse Securities (USA) LLC are serving as Dealer Managers in connection with the Offer.  Global Bondholder Services Corporation is serving as Depositary and Information Agent.  Persons with questions regarding the Offer should contact Deutsche Bank Securities at (866) 627-0391 (toll free) or (212) 250-2955 (collect) or J.P. Morgan Securities at (866) 384-4666 (toll free) or (212) 834-3424 (collect).

About Simon Property Group

Simon Property Group, L.P. is a majority-owned subsidiary of Simon Property Group, Inc. (the “Company”).  The Company is an S&P 500 company and the largest real estate company in the U.S.  The Company owns or has an interest in 373 retail real estate properties comprising 256 million square feet of gross leasable area in North America, Europe and Asia.  The Company is headquartered in Indianapolis, Indiana and employs more than 5,000 people worldwide.  The Company’s common stock is publicly traded on the NYSE under the symbol SPG.

Safe Harbor and Other Required Disclosure

This press release contains forward-looking statements.  Forward-looking statements are based on expectations, forecasts, and assumptions by the management and involve a number of risks, uncertainties, and other factors that could cause actual results to differ materially from those stated, including, without limitation, those set forth in “Item 1A—Risk Factors” of the Operating Partnership’s Annual Report on Form 10-K for the year ended December 31, 2009.  Readers are encouraged to read the Operating Partnership’s filings with the Securities and Exchange Commission.

These forward-looking statements reflect management’s judgment as of this date, and the Operating Partnership assumes no obligation to revise or update them to reflect future events or circumstances.

This press release is for informational purposes only and is not an offer to purchase with respect to any Notes.  The Offer is being made only by the applicable Offer to Purchase dated August 9, 2010 and the related Letter of Transmittal.  Holders of Notes can obtain such documents and other filed documents for free by contacting the Information Agent identified above.

The Company is not aware of any jurisdiction where the making of the Offer is not in compliance with the laws of such jurisdiction. If the Company becomes aware of any jurisdiction where the making of the Offer would not be in compliance with such laws, the Company will make a good faith effort to comply with any such laws or may seek to have such laws declared inapplicable to the Offer. If, after such good faith effort, the Company cannot comply with any such applicable laws, the Offer will not be made to the Holders of Notes residing in each such jurisdiction.